Exhibit 99.1

FOR MORE INFORMATION:

Charles Lynch

Vice President, Strategy and Investor Relations

954-384-0175, x 5692

charles_lynch@mednax.com

FOR IMMEDIATE RELEASE

MEDNAX Reports Second Quarter GAAP EPS of $0.69;

Adjusted EPS of $0.85

FORT LAUDERDALE, Fla., July 28, 2017—MEDNAX, Inc. (NYSE: MD), the national health solutions partner specializing in neonatology, anesthesiology, maternal-fetal medicine, other pediatric services, radiology, and management services, today reported earnings of $0.69 per diluted share for the three months ended June 30, 2017. On a non-GAAP basis, MEDNAX reported Adjusted EPS of $0.85.

For the 2017 second quarter, MEDNAX reported the following results:

•	Net revenue of $843 million;

•	Net income of $64 million; and

•	EBITDA of $148 million.

“Our operating results for the second quarter were largely in line with our expectations,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “The trends we experienced earlier in the year, in both payor mix for anesthesia services and volume trends in neonatal services, remained a challenge during the quarter, impacting our same-unit revenue compared to the prior year. At the same time, we remain committed to growth in all of our specialties and to executing on the pipeline of opportunities we have developed. We also remain committed to being the provider of choice to our partners, based on our investments in great patient care, clinical research, education, quality and safety.”

Operating Results

MEDNAX’s net revenue for the three months ended June 30, 2017 increased by 9.2 percent, to $842.9 million, from $771.8 million for the prior-year period, driven by contributions from acquisitions completed since April 2016.

MEDNAX’s revenue growth attributable to recent acquisitions was 10.1 percent, while overall same-unit revenue decreased by 0.9 percent when compared to the prior year period.

Same-unit revenue from net reimbursement-related factors declined by 0.6 percent for the 2017 second quarter as compared to the prior-year period. The net decrease in revenue was primarily due to an increase in the percentage of services reimbursed under government programs, partially offset by modest improvements in managed care contracting.

The percentage of services reimbursed under government programs increased by 90 basis points for the second quarter compared with the prior-year period, driven by a 160 basis point shift to government payors for anesthesiology services.

Same-unit revenue attributable to patient volume declined by 0.3 percent for the 2017 second quarter as compared to the prior-year period. Volume growth in anesthesiology was offset by declines in neonatalogy and other pediatric services. For the 2017 second quarter, same-unit neonatal intensive care unit (NICU) patient days decreased by 0.4 percent compared to the prior-year period.

For the 2017 second quarter, practice salaries and benefits expense was $561.4 million, compared to $484.6 million in the prior-year period. Practice salaries and benefits expense as a percentage of net revenue was 66.6 percent for the second quarter of 2017, compared to 62.8 percent in the prior-year period. This increase in expense as a percentage of revenue was primarily attributable to growth in compensation expense to support acquisition-related growth and growth at existing units, including compensation for non-physician clinicians that increased at a faster pace than in previous periods.

For the 2017 second quarter, general and administrative expenses were $103.0 million, as compared to $92.1 million for the prior-year period. General and administrative expenses as a percentage of net revenue was 12.2 percent for the second quarter of 2017, compared to 12.0 percent in the prior-year period.

Earnings before interest, taxes, depreciation and amortization expense (EBITDA) for the 2017 second quarter was $147.6 million, compared to $168.1 million for the prior-year period, or a decline of 12.2 percent. EBITDA as a percentage of net revenue was 17.5 percent for the second quarter of 2017, compared to 21.8 percent in the prior-year period, with this decline primarily reflecting a decrease in same-unit revenue and higher operating expenses as well as impacts from the volume and mix of acquisitions completed since April 2016.

Depreciation and amortization expense was $25.7 million in the second quarter of 2017 compared to $20.2 million in the second quarter of 2016, an increase of $5.5 million that primarily related to the amortization of intangible assets from recent acquisitions.

Interest expense was $18.5 million in the second quarter of 2017 compared to $15.1 million in the second quarter of 2016, due primarily to an increase in the average amount of total borrowings between the two periods.

MEDNAX generated net income of $63.7 million for the 2017 second quarter, or $0.69 per diluted share based on a weighted average 92.8 million shares outstanding. This compares with net income of $82.4 million, or $0.89 per diluted share, for the 2016 second quarter, based on a weighted average 92.9 million shares outstanding.

For the second quarter of 2017, MEDNAX reported Adjusted EPS of $0.85, compared to $1.03 for the second quarter of 2016. Adjusted EPS is defined as diluted net income attributable to MEDNAX, Inc. per common and common equivalent share excluding non-cash amortization expense and stock-based compensation expense.

For the six months ended June 30, 2017, MEDNAX generated revenue of $1.68 billion, up 10.1 percent from $1.52 billion for the prior-year period. EBITDA for the six months ended June 30, 2017 was $279.3 million, compared to $312.1 million for the prior year. MEDNAX earned net income of $118.4 million, or $1.27 per share, through June 30, 2017, based on a weighted average 93.0 million shares outstanding, which compares to net income of $150.3 million, or $1.62 per share, based on a weighted average 93.0 million shares outstanding for the first half of 2016. For the six months ended June 30, 2017, MEDNAX reported Adjusted EPS of $1.60, compared to $1.90 in the same period of 2016.

MEDNAX had cash and cash equivalents of $40.4 million at June 30, 2017, and net accounts receivable were $480.4 million.

During the second quarter of 2017, MEDNAX generated cash flow from operations of $137.6 million, which compares to $149.7 million during the 2016 second quarter.

MEDNAX used approximately $4.6 million during the 2017 second quarter to fund acquisitions and to make contingent purchase price payments for previously completed acquisitions. During the quarter, one physician group was acquired.

At June 30, 2017, MEDNAX had total net debt outstanding of $1.8 billion, consisting primarily of its borrowings under its revolving credit facility, senior notes and term loan. At June 30, 2017, the amount of additional borrowing capacity available under the Company’s revolving credit facility was approximately $840 million.

2017 Third Quarter Outlook

For the 2017 third quarter, MEDNAX expects earnings per share will be in a range of $0.66 to $0.71 per diluted share and Adjusted EPS will be in a range of $0.83 to $0.88. The Adjusted EPS range excludes approximately $0.11 per diluted share of estimated amortization expense and $0.06 per diluted share of estimated stock-based compensation expense.

Additionally, for the 2017 third quarter, MEDNAX expects that EBITDA will decline by 17 percent to 21 percent, compared to the prior-year period. As compared to the 12.2 percent decline in EBITDA in the second quarter of 2017, this expectation incorporates the impact of the anniversary of contributions from certain acquisitions completed during the third quarter of 2016.

This outlook assumes that total same-unit revenue growth for the three months ended September 30, 2017 will be in a range of flat to negative two percent, compared to the prior-year period.

This outlook also assumes an effective tax rate for the third quarter of 2017 of approximately 39 percent. Our effective income tax rate of 31.4 percent for the third quarter of 2016 included the favorable impact from the settlement of a tax matter. Excluding this favorable settlement, the effective income tax rate was 39 percent.

Non-GAAP Measures

A reconciliation of EBITDA and Adjusted EPS to the most directly comparable GAAP measures for the three and six months ended June 30, 2017 and 2016 is provided in the financial tables of this press release. Additionally, historical reconciliations of EBITDA and Adjusted EPS to the most directly comparable GAAP measures as well as the reconciliation of forward-looking EBITDA to the most directly comparable GAAP measure are available on the Company’s website at www.mednax.com/investors.

Earnings Conference Call

MEDNAX, Inc., will host an investor conference call to discuss the quarterly results at 10 a.m., ET today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from 12:00 p.m. ET today through midnight ET August 18, 2017 by dialing 800.475.6701, access Code 427369. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

MEDNAX, Inc. is a national health solutions partner comprised of the nation’s leading providers of physician services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives, clinical research and telemedicine to enhance patient outcomes and provide high-quality, cost-effective care. The Company was founded in 1979, and today, through its affiliated professional corporations, MEDNAX provides services through a network of more than 3,725 physicians in all 50 states and Puerto Rico. In addition to its national physician network, MEDNAX provides services to healthcare facilities and physicians in over 40 states through two complementary businesses, consisting of a management services company and a consulting services company. Additional information is available at www.mednax.com.

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Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions, and are based on assumptions and assessments made by MEDNAX’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well MEDNAX’s current reports on Form 8-K, filed with the Securities and Exchange Commission.

MEDNAX, INC.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net revenue	$842,944	$771,759	$1,678,541	$1,524,383

Operating expenses:
Practice salaries and benefits	561,418	484,625	1,133,803	976,436
Practice supplies and other operating expenses	30,872	26,992	58,668	54,038
General and administrative expenses	103,015	92,116	206,780	182,066
Depreciation and amortization	25,735	20,241	51,349	39,825

Total operating expenses	721,040	623,974	1,450,600	1,252,365

Income from operations	121,904	147,785	227,941	272,018
Investment and other income	365	410	941	1,028
Interest expense	(18,535)	(15,058)	(36,287)	(29,521)
Equity in earnings of unconsolidated affiliate	689	789	1,486	1,583

Total non-operating expenses	(17,481)	(13,859)	(33,860)	(26,910)

Income before income taxes	104,423	133,926	194,081	245,108
Income tax provision	40,725	51,601	75,692	95,012

Net income	63,698	82,325	118,389	150,096
Net loss attributable to noncontrolling interests	—	102	—	230

Net income attributable to MEDNAX, Inc.	$63,698	$82,427	$118,389	$150,326

Net income attributable to MEDNAX, Inc. per common and common equivalent share (diluted)	$0.69	$0.89	$1.27	$1.62

Weighted average diluted shares outstanding	92,812	92,945	92,977	93,018

MEDNAX, INC.

Reconciliation of Net Income Attributable to MEDNAX, Inc. to EBITDA

(in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net income attributable to MEDNAX, Inc.	$63,698	$82,427	$118,389	$150,326
Interest expense, net(1)	17,481	13,859	33,860	26,910
Income tax provision	40,725	51,601	75,692	95,012
Depreciation and amortization	25,735	20,241	51,349	39,825

EBITDA	$147,639	$168,128	$279,290	$312,073

(1)	Interest expense, net is composed of interest expense, investment and other income and equity in earnings of unconsolidated affiliate.

MEDNAX, INC.

Reconciliation of Diluted Net Income per Share Attributable to MEDNAX, Inc.

to Adjusted Diluted Net Income per Share Attributable to MEDNAX, Inc. (“Adjusted EPS”)

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,
	2017		2016
Weighted average dilutive shares outstanding	92,812		92,945
Net income and diluted net income per share attributable to MEDNAX, Inc.	$63,698	$0.69	$82,427	$0.89
Adjustments:
Amortization (net of tax of $6,800 and $5,175)	10,636	0.11	8,266	0.09
Stock-based compensation (net of tax of $2,826 and $3,206)	4,420	0.05	5,121	0.05

Adjusted net income and diluted EPS	$78,754	$0.85	$95,814	$1.03

	Six Months Ended June 30,
	2017		2016
Weighted average dilutive shares outstanding	92,977		93,018
Net income and diluted net income per share attributable to MEDNAX, Inc.	$118,389	$1.27	$150,326	$1.62
Adjustments:
Amortization (net of tax of $13,644 and $10,288)	21,340	0.23	16,276	0.17
Stock-based compensation (net of tax of $5,764 and $6,677)	9,017	0.10	10,563	0.11

Adjusted net income and diluted EPS	$148,746	$1.60	$177,165	$1.90

MEDNAX, INC.

Balance Sheet Highlights

(in thousands)

(Unaudited)

	As of	As of
	June 30, 2017	December 31, 2016
Assets:
Cash and cash equivalents	$40,423	$55,698
Short-term investments	11,161	11,286
Accounts receivable, net	480,402	495,276
Other current assets	25,584	24,868
Intangible assets, net	643,002	668,529
Goodwill, other assets, property and equipment	4,206,824	4,083,743

Total assets	$5,407,396	$5,339,400

Liabilities and shareholders’ equity:
Accounts payable and accrued expenses	$320,051	$407,938
Total debt	1,773,171	1,705,682
Other liabilities	475,926	465,013

Total liabilities	2,569,148	2,578,633
Total shareholders’ equity	2,838,248	2,760,767

Total liabilities and shareholders’ equity	$5,407,396	$5,339,400